As filed with the Securities and Exchange Commission on November 6, 2026.
Registration No. 333-272019
Registration No. 333-275786

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-272019

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-275786

UNDER
THE SECURITIES ACT OF 1933

BOWMAN CONSULTING GROUP LTD.
(Exact name of registrant as specified in its charter)

Delaware	54-1762351
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12355 Sunrise Valley Drive, Suite 520
Reston, Virginia 20191
(703) 464-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth Abdoo
Chief Legal Officer
12355 Sunrise Valley Drive
Suite 520
Reston, Virginia 20191
(703) 464-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Joel H. Trotter
Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
(202) 637-2165

(Approximate date of commencement of proposed sale to the public): Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Bowman Consulting Group Ltd. (the “Registrant”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which were filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all securities of the Registrant registered but unsold or otherwise unissued under such Registration Statements as of the date hereof:

1.
Registration Statement on Form S-3 (No. 333-272019) (the “Initial Registration Statement”), originally filed by the Registrant with the SEC on May 17, 2023 and amended on November 17, 2023, with such amendment withdrawn November 29, 2023, registering up to $100,000,000 of common stock, preferred stock, warrants, rights, units or debt securities of the Registrant.
2.
Registration Statement on Form S-3 (No. 333-275786) (the “Subsequent Registration Statement”), originally filed by the Registrant with the SEC on November 29, 2023, registering (i) the issuance by the Registrant of up to $100,000,000 of common stock, preferred stock, warrants, rights, units or debt securities of the Registrant previously registered by the Initial Registration Statement, with the Subsequent Registration Statement serving as a post-effective amendment to the Initial Registration Statement, and (ii) the resale of 340,000 newly registered shares of common stock of the Registrant held by the selling stockholders under the Subsequent Registration Statement.

On November 6, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 10, 2026, by and among the Registrant, Prive Parent, Inc., a Delaware corporation (“Parent”), Prive Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger Agreement”).

As a result of the Merger, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all securities registered but unsold under such Registration Statements, if any, and as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 10, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Virginia, on this 6th day of November, 2026.

BOWMAN CONSULTING GROUP LTD.

By:	/s/ Gary Bowman
Name: Gary Bowman
Title: Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to Form S-3 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.